Exhibit 10.1

Execution Version

Name of Executive:	Michael H. Jenkins
Position:	Executive Vice President and Chief Operating Officer $365,000 November 11, 2021
Fiscal Year 2022 Base Salary: Effective Date:

Pre-Change of Control Severance Multiplier is:	1x
Post-Change of Control Severance Multiplier is:	2x

EXECUTIVE EMPLOYMENT

AND SEVERANCE AGREEMENT

This Executive Employment Agreement (“Agreement”) is between the executive named above (“Executive”) and Orion Energy Systems, Inc. (“Orion” or the “Company”) effective as of the effective date set forth above (“Effective Date”).

WHEREAS, Orion desires to employ Executive (by itself or through one of its affiliates, and “Orion” shall be deemed to include any such affiliate, if applicable, when used herein), and Executive desires to be employed by Orion under the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1. Effective Date; Term. This Agreement shall become effective on the Effective Date and continue until terminated as set forth in Section 4 hereof. Termination of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to circumstances occurring prior to the termination of this Agreement, which rights and obligations will survive the termination of this Agreement.

2. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

(a) “Accrued Benefits” shall mean, as of the Termination Date, the sum of: (i) Executive’s Base Salary earned but not paid for the time period ending with the Termination Date; (ii) any other earned but unpaid amounts as of the Termination Date, and (iii) any other payments or benefits to be provided to Executive by Orion pursuant to any employee benefit plans or arrangements adopted by Orion, to the extent such amounts are due from Orion.

(b) “Base Salary” shall mean the Executive’s annual base salary with Orion as in effect from time to time beginning, with the initial fiscal year 2022 base salary set forth above.

(c) “Board” shall mean the board of directors of Orion or a committee of such Board authorized to act on its behalf in certain circumstances, including the Compensation Committee of the Board.

(d) “Cause” shall mean a good faith finding by Orion that Executive has (i) failed, neglected, or refused to perform his employment duties from time to time assigned to him (other than due to death or Disability); (ii) committed any willful, intentional, or grossly negligent act having the effect of injuring the interest, business, or reputation of Orion; (iii) violated or failed to comply in any material respect with Orion’s published rules, regulations, or policies, as in effect or amended from time to time; (iv) committed an act constituting a felony or misdemeanor involving moral turpitude, fraud, theft, or dishonesty; (v) misappropriated or embezzled any property of Orion (whether or not such act constitutes a felony or misdemeanor); or (vi) breached any material provision of this Agreement or any other applicable confidentiality, non-compete, non-solicit, general release, covenant not-to-sue, equity award agreement, or other agreement with Orion.

(e) “Change of Control” shall mean and be limited to the occurrence of any of the following:

(i) the acquisition by any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than (A) Orion or any of its subsidiaries, (B) a trustee or other fiduciary holding securities under any employee benefit plan of Orion or any of its subsidiaries, or (C) an underwriter temporarily holding securities pursuant to an offering of such securities, of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) directly or indirectly, of securities of Orion by reason of having acquired such securities during the twelve month period ending on the date of the most recent acquisition representing 20% or more of the then outstanding shares of the common stock of Orion, or the combined voting power of Orion’s then outstanding securities entitled to vote generally in the election of directors (the “Company Voting Stock”); or

(ii) the majority of members of Orion’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of Orion’s Board before the date of the appointment or election; or

(iii) the consummation of a merger, consolidation, reorganization or share exchange of Orion with any other corporation or the issuance of Company Voting Stock in connection with a merger, consolidation, reorganization or share exchange of Orion which requires approval of the shareholders of Orion, other than (A) a merger, consolidation, reorganization or share exchange which would result in the Company Voting Stock outstanding immediately prior to such merger, consolidation, reorganization or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least fifty percent (50%) of the Company Voting Stock or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation, reorganization or share exchange, or (B) a merger, consolidation or share exchange effected to implement a recapitalization of Orion (or similar transaction) in which no “person” (defined above) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Orion (not including in the securities beneficially owned by such “person” (defined above) any securities acquired directly from Orion or its affiliates (within the meaning of Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) pursuant to the express authorization by the Board that refers to this exception) representing twenty percent (20%) or more of either the then outstanding shares of common stock of Orion or the Company Voting Stock; or

(iv) the consummation of a plan of complete liquidation or dissolution of Orion or a sale or disposition by Orion of all or substantially all of Orion’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), in each case, which requires approval of the shareholders of Orion, other than a sale or disposition by Orion of all or substantially all of Orion’s assets to an entity at least seventy-five percent (75%) of the combined voting power of the outstanding voting securities of which are owned by “persons” (defined above) in substantially the same proportions as their ownership of Orion immediately prior to such sale.

Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of Orion immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in Orion, an entity that owns all or substantially all of the assets or Company Voting Stock of Orion immediately following such transaction or series of transactions.

(f) “COBRA” shall mean the provisions of Code Section 4980B.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, including any successor provisions thereto.

(h) “Competing Product” means any product or service which is sold or provided in competition with a product or service: (A) that Orion has sold or provided at any time during the twelve (12) months immediately preceding the Termination Date or (B) that was designed, developed, tested, distributed, marketed, provided or produced by Orion at any time during the twelve (12) months immediately preceding the Termination Date.

(i) “Disability” shall mean a total and permanent mental or physical disability precluding Executive from performing the material and substantial duties of his employment for 180 days during any twelve (12)-month period. For purposes of this Agreement, the Executive shall be deemed totally and permanently disabled at the end of such 180th day and which makes Executive eligible to receive benefits under Orion’s long-term disability plan.

(j) “Good Reason” shall mean the occurrence of any of the following without the consent of Executive: (i) a material diminution in the Executive’s Base Salary; (ii) a material change in Orion’s current headquarters located in Manitowoc, Wisconsin; (iii) a material diminution in the Executive’s duties, authority or responsibilities; or (iv) a material breach by Orion of any provisions of this Agreement or any equity award agreement with Orion to which the Executive is a party.

(k) “Key Employee” means any person who at the Termination Date is employed or engaged by Orion and with whom Executive has had material contact in the course of employment during the twelve (12) months immediately preceding the Termination Date, and (i) is a manager, officer or director of Orion; (ii) is in possession of Confidential Information and/or Trade Secrets of Orion; and/or (iii) is directly managed by or reports to Executive as of, or at any time prior to, the Termination Date.

(l) “Restricted Customer” means a customer of Orion during the twelve (12)-month period immediately preceding the Termination Date.

(m) “Restricted Territory” means Territories (as the term “Territory” is defined below) in which Orion has sold or provided products or services during the twelve (12)-month period immediately preceding the Termination Date. Notwithstanding the foregoing, the term Restricted Territory is limited to Territories in which Orion has sold or provided in excess of one hundred thousand dollars (US $100,000) in the aggregate worth of products or services in the twelve (12)-month period immediately preceding the Termination Date.

(n) “Separation from Service” shall have the meaning set forth in Code Section 409A and the related Treasury Regulations; provided, that for this purpose, a “separation from service” is deemed to occur on the date that Orion and Executive reasonably anticipate that the level of bona fide services Executive would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 50% of the average level of bona fide services provided in the immediately preceding thirty-six (36) months.

(o) “Services” means sales, financial, supervisory, management, engineering, scientific or any other services of the type performed for Orion by Executive (or one or more Orion executives managed, supervised or directed by Executive) during the final twenty-four (24) months preceding the Termination Date, but shall not include clerical, menial or manual labor.

(p) “Severance Payment” shall mean the Executive’s Base Salary at the time of the Termination Date plus the average of the annual bonuses earned by the Executive with respect to each of the three completed fiscal years of Orion preceding the fiscal year in which the Termination Date occurs (or such lesser number of fiscal years for which the Executive was employed by Orion, with any partial year’s bonus being annualized with respect to such fiscal year) multiplied by the severance multiplier set forth above; provided that if Executive’s Termination Date occurs on or following a Change of Control, the multiplier described above shall be increased to the post-Change of Control severance multiplier set forth above and any reduction in Executive’s Base Salary since the date of the Change of Control shall be ignored.

(q) “Strategic Customer” means a customer of Orion that has purchased a product or service from the Orion during the twelve (12)-month period immediately preceding the Termination Date, but is limited to individuals or entities concerning which Executive learned, created, or reviewed Confidential Information or Trade Secrets on behalf of Orion during the twelve (12)-month period preceding the Termination Date.

(r) “Termination Date” shall mean the effective date of the termination of Executive’s Employment, as further described in Section 4.

(s) “Territory” means a state within the United States, the District of Columbia, a territory of the United States, and/or a foreign nation.

(t) “Third Party Confidential Information” means information received by Orion from others that Orion has an obligation to treat as confidential.

(u) “Trade Secret” means a Trade Secret as that term is defined under Wis. Stat. § 134.90, or its successor provision.

3. Employment of Executive.

(a) Position.

(i) Commencing immediately on and after the Effective Date, Executive shall serve in a full-time capacity in the positions set forth above and/or in any other position and/or with such other duties as determined from time to time or at any time by Orion.

(ii) Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of Orion; provided that nothing herein shall preclude Executive, subject to the prior approval of Orion, from accepting appointment to or continuing to serve on any board of directors or trustees of any non-profit organization or any charitable organization or no more than one (1) for-profit entity; further provided in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 7.

(b) Base Salary. Orion shall pay Executive a Base Salary at the initial annual rate set forth above, payable in regular installments in accordance with Orion’s usual payroll practices. Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time by Orion.

(c) Cash Bonus Incentives. Executive shall be entitled to participate in such annual and/or long-term cash incentive compensation plans and programs of Orion as are generally provided to the senior executives of Orion, as determined by the Board in its discretion. Any cash bonuses payable to Executive will be paid at the time Orion normally pays such bonuses to its senior executives and will be subject to the terms and conditions of the applicable cash incentive compensation plans and programs, as determined by the Board in its discretion.

(d) Equity Compensation. Executive shall be eligible to receive equity compensation awards (which may consist of restricted stock or other types of equity awards), as determined by the Board in its discretion pursuant to Orion’s equity compensation plans and programs in effect from time to time. These awards shall be granted in the discretion of the Board, and shall include such terms and conditions, including performance objectives, as the Board deems appropriate.

(e) Employee Benefits. Executive shall be entitled to participate in Orion’s other employee benefit plans as in effect from time to time on the same basis as those benefits are generally made available to other senior executives of Orion.

(f) Business Expenses. Executive shall have a right to be reimbursed for Executive’s reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive’s duties and responsibilities under this Agreement in accordance with Orion’s expense reimbursement policies and procedures for its senior executives, subject to Orion’s reasonable requirements with respect to reporting and documentation of such expenses

(g) Other Perquisites. Executive shall be entitled to receive the other benefits and perquisites set forth in Exhibit A.

All payments and benefits under this Section 3 shall be subject to payroll tax and other withholdings in accordance with Orion’s standard payroll practices and applicable law.

4. Termination of Employment. A Termination Date shall occur as follows:

(a) Executive’s employment will terminate upon Executive’s death.

(b) If Executive suffers a Disability, and if within thirty (30) days after Orion notifies the Executive in writing that it intends to terminate Executive’s employment because of such Disability, then Executive shall not have returned to the performance of Executive’s duties hereunder on a full-time basis, then Orion may terminate Executive’s employment, effective immediately following the end of such thirty (30)-day period.

(c) Orion may terminate Executive’s employment with or without Cause (other than as a result of Disability by providing written notice to Executive of such termination, provided however, if Orion terminates Executive’s employment for Cause, then such written notice shall indicate in reasonable detail the facts and circumstances alleged to provide a basis for such termination for Cause. If the termination is without Cause, Executive’s employment will terminate on the date specified in the written notice of termination. If the termination is for Cause, the Executive shall have thirty (30) days from the date the written notice is provided, or such longer period as Orion may determine to be appropriate, to cure any conduct or act, if curable (as determined by Orion), alleged to provide grounds for termination of Executive’s employment for Cause. If the alleged conduct or act constituting Cause is not curable (as determined by Orion), Executive’s employment will terminate on the date specified in the written notice of termination. If the alleged conduct or act constituting Cause is curable (as determined by Orion), but Executive does not cure such conduct or act within the specified time period, Executive’s employment will terminate on the date immediately following the end of the cure period. Notwithstanding the foregoing, a determination of Cause shall only be made in good faith by Orion, and after a Change of Control, Orion’s successor, which may terminate Executive for Cause only after providing Executive (i) written notice as set forth above, (ii) the opportunity to appear before the Board and provide rebuttal to such proposed termination, and (iii) written notice following such appearance confirming such termination. Unless otherwise directed by Orion, from and after the date of the written notice of proposed termination, Executive shall be relieved of his duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by Orion or the successor confirming such proposed termination.

(d) Executive may terminate his employment with or without Good Reason by providing written notice of termination to Orion that indicates in reasonable detail the facts and circumstances alleged to provide a basis for such termination. If Executive is alleging a termination for Good Reason, Executive must provide written notice to Orion of the existence of the condition constituting Good Reason within ninety (90) days of the initial existence of such condition, and Orion must have a period of at least thirty (30) days following receipt of such notice to cure such condition. If such condition is not cured by Orion within such thirty (30)-day period, Executive’s termination of employment from Orion shall be effective on the date immediately following the end of such cure period.

5. Payments upon Termination.

(a) Entitlement to Severance. Subject to the other terms and conditions of this Agreement, Executive shall be entitled to the Accrued Benefits, and to the Severance Payment described in subsection (c), in either of the following circumstances while this Agreement is in effect:

(i) Executive’s employment is terminated by Orion without Cause, except in the case of death or Disability; or

(ii) Executive terminates his employment with Orion for Good Reason.

If Executive dies after receiving a notice by Orion that Executive is being terminated without Cause, or after providing notice of termination for Good Reason, the Executive’s estate, heirs and beneficiaries shall be entitled to the Accrued Benefits and the Severance Payment described in subsection (c) at the same time such amounts would have been paid or benefits provided to Executive had he lived.

(b) General Release Requirement. Executive will not be eligible to receive any payments or benefits under Section 5(c) until (i) Executive executes a general release of all claims arising out of his employment with, and termination of employment from, Orion in the form proscribed by and acceptable to Orion (“General Release”); and (ii) the revocation period specified in such General Release expires without such Executive exercising his right of revocation as set forth in the General Release.

(c) Severance Payment; Timing and Form of Severance Payment. Subject to Section 5(b) and the limitations imposed by Section 6, in lieu of any severance pay or benefits under any Orion severance pay plans, programs or policies, if Executive is entitled to severance benefits, then:

(i) Orion shall pay Executive the Severance Payment (plus an amount equal to the Executive’s annual target cash bonus opportunity as established by the Board for the fiscal year in which Separation from Service occurs, multiplied by a fraction, the numerator of which is the number of days that have elapsed in the fiscal year to the date of Separation from Service and the denominator is 365) on a ratable basis each month over the eighteen (18)-month period following the Termination Date, or if later, the date on which the General Release is no longer revocable, or if later, the date on which the amount payable under Section 6 is determined;

(ii) Executive shall be entitled to receive premiums from Orion for COBRA continuation coverage for the length of such coverage at the same rate as is being charged to active employees for similar coverage; and

(iii) The vesting of Executive’s then unvested equity awards from the Company at the date of the Executive’s Separation from Service shall be automatically accelerated and such unvested equity awards shall be deemed to be fully vested as of the date of Executive’s Separation from Service, but only to the extent such equity awards would have otherwise vested within the twenty-four (24)-month period from the date of Executive’s Separation of Service if the Executive had continued in the employment of the Company through said vesting date(s).

All Severance Payments and other payments and benefits under this Section 5 shall be subject to payroll taxes and other withholdings in accordance with Orion’s standard payroll practices and applicable law.

(d) Other Termination of Employment. If Executive’s employment terminates for any reason other than those described in subsection (a), Executive (or Executive’s estate in the event of his death), shall be entitled to receive only the Accrued Benefits. Executive must be terminated for Cause pursuant to and in accordance with Section 4(c) of this Agreement in order for the consequences of such a Cause termination to apply to Executive under any equity award agreement with Orion to which Executive is then a party. Orion’s obligations under this Section 5 shall survive the termination of this Agreement.

6. Limitations on Severance Payments and Benefits. Notwithstanding any other provision of this Agreement, if any portion of the Severance Payment or any other payment under this Agreement, or under any other agreement with or plan of Orion (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999 or which Orion may pay without loss of deduction under Code Section 280G(a); provided that the foregoing reduction in the amount of Total Payments shall not apply if the After-Tax Value to Executive of the Total Payments prior to reduction in accordance herewith is greater than the After-Tax Value to Executive of the Total Payments are reduced in accordance herewith. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein.

Within twenty (20) business days following delivery of the notice of termination or notice by Orion to Executive of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment as defined in Code Section 280G, Executive and Orion, at Orion’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by Orion’s independent auditors and acceptable to Executive in Executive’s sole discretion, which opinion sets forth: (A) the amount of the Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1), (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments without regard to the limitations of this Section 6, (D) the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section 6 did not apply, and (E) the After-Tax Value of the Total Payments taking into account the reduction in Total Payments contemplated under this Section 6. For purposes of determining the “After-Tax Value” of Total Payments, (I) Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Severance Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Severance Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes, and (II) a reasonable compensation analysis and valuation will be performed, to the extent it would increase the Executive’s After-Tax Value of Total Payments, of the value of the Executive’s restrictive covenants under Section 8 hereof (and any other restrictive covenants applicable to the Executive). Such opinion shall be dated as of the Termination Date and addressed to Orion and Executive and shall be binding upon Orion and Executive and upon which Orion and Executive may fully rely. If such opinion determines that there would be an excess parachute payment and that the After-Tax Value of the Total Payments taking into account the reduction contemplated under this Section is greater than the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section did not apply, then the Severance Payment hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by Executive in writing delivered to Orion within five (5) business days of Executive’s receipt of such opinion or, if Executive fails to so notify Orion, then as Orion shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this

Section, Executive and Orion shall obtain, at Orion’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. Notwithstanding the foregoing, the provisions of this Section 6, including the calculations, notices and opinions provided for herein, shall be based upon the conclusive presumption that the following are reasonable: (1) the compensation and benefits provided for in Section 3 and (2) any other compensation, including but not limited to the Accrued Benefits earned prior to the date of Executive’s Separation from Service by the Executive pursuant to the Company’s compensation programs if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change of Control or the Executive’s Separation from Service.

7. Covenants by Executive.

(a) Nondisclosure of Third Party Confidential Information. During Executive’s employment with Orion and after the Termination Date, Executive shall not use or disclose Third Party Confidential Information for as long as the relevant third party has required Orion to maintain its confidentiality, or for so long as required by applicable law, whichever period is longer. This prohibition does not prohibit Executive’s use of general skills and know-how acquired during and prior to employment by Orion, as long as such use does not involve the use or disclosure of Third Party Confidential Information. This prohibition also does not prohibit the description by Executive of Executive’s employment history and duties, for work search or other purposes, as long as such use does not involve the use or disclosure of Third Party Confidential Information.

(b) Nondisclosure of Trade Secrets. During Executive’s employment with Orion and after the Termination Date, Executive shall not use or disclose Orion’s Trade Secrets so long as they remain Trade Secrets. Nothing in this Agreement shall limit either Executive’s statutory and other duties not to use or disclose Orion’s Trade Secrets, or Orion’s remedies in the event Executive uses or discloses Orion’s Trade Secrets.

(c) Obligations Not to Disclose or Use Confidential Information. Except as set forth herein or as expressly authorized in writing on behalf of Orion, Executive agrees that while Executive is employed by Orion and during the two (2)-year period commencing at the Termination Date, Executive will not use or disclose (except in discharging Executive’s job duties with Orion) any Confidential Information, whether such Confidential Information is in Executive’s memory or it is set forth electronically, in writing or other form. This prohibition does not prohibit Executive’s disclosure of information after it ceases to meet the definition of “Confidential Information,” or Executive’s use of general skills and know-how acquired during and prior to employment by Orion, so long as such use does not involve the use or disclosure of Confidential Information; nor does this prohibition restrict Executive from providing prospective employers with an employment history or description of Executive’s duties with Orion, so long as Executive does not use or disclose Confidential Information. Notwithstanding the foregoing, if Executive learns information in the course of employment with Orion which is subject to a law governing confidentiality or non-disclosure, Executive shall keep such information confidential for so long as required by law, or for two (2) years after the Termination Date, whichever period is longer.

(d) Return of Property; No Copying or Transfer of Documents. All equipment, books, records, papers, notes, catalogs, compilations of information, data bases, correspondence, recordings, stored data (including data or files that exist on any personal computer or other electronic storage device), software, and any physical items, including copies and duplicates, that Executive generates or develops or which come into Executive’s possession or control, which relate directly or indirectly to, or are a part of Orion’s (or its customers’) business matters, whether of a public nature or not, shall be and remain the property of Orion, and Executive shall deliver all such materials and items, and any and all copies of them, to Orion on the Termination Date. During employment or after the Termination Date, Executive will not copy, duplicate, or otherwise reproduce, or permit copying, duplicating, or reproduction of Orion documents or writings, whether stored on paper, magnetic tape, CD, electronically, or otherwise, including but not limited to notes, notebooks, letters, blueprints, manuals, drawings, sketches, specifications, formulas, financial documents, business plans, and the like, or any other documentation owned or originated by Orion and relating to Orion’s business which, from time to time, may have come into Executive’s possession, custody, or control as a result of or in the course of Executive’s employment with Orion, without the express written consent of Orion, or, as a part of Executive’s duties performed hereunder for the benefit of Orion. Executive expressly covenants and warrants, upon the Termination Date for any reason (or no reason), that Executive shall promptly deliver to Orion any and all originals and copies in Executive’s possession, custody, or control of any and all said property, documents or writings, and that Executive shall not make, retain, or transfer to any third party any copies thereof. In the event any Confidential Information or Trade Secrets are stored or otherwise kept in or on a computer hard drive or other storage device owned by or otherwise in the possession or control of Executive (collectively, “Executive Storage Device”), upon the Termination Date, Executive will present to Orion for inspection and removal of all information regarding Orion (including but not limited to Confidential Information or Trade Secrets) stored on any Executive Storage Device.

(e) Duty of Loyalty. During Executive’s employment with Orion, Executive shall owe Orion an undivided duty of loyalty, and shall take no action adverse to that duty of loyalty. Executive’s duty of loyalty to Orion includes but is not limited to a duty to promptly disclose to Orion any information that might cause Orion to take or refrain from taking any action, or which otherwise might cause Orion to alter its behavior. Without limiting the generality of the foregoing, Executive shall promptly notify Orion at any time that Executive decides to terminate employment with Orion or enter into competition with Orion, as Orion may decide at such time to limit, suspend, or terminate Executive’s employment or access to Orion’s Confidential Information, Trade Secrets, or customer relationships.

(f) Limited Restriction on Sales to a Restricted Customer. For twenty-four (24) months following the Termination Date, for whatever reason, Executive shall not sell or solicit the sale of a Competing Product to a Restricted Customer and Executive shall not perform Services as part of or in support of providing, selling or soliciting the sale of a Competing Product to a Restricted Customer.

(g) Limited Restriction on Sales to a Strategic Customer. For twenty-four (24) months following the Termination Date, for whatever reason, Executive shall not sell or solicit the sale of a Competing Product to a Strategic Customer and Executive shall not perform Services as part of or in support of providing, selling or soliciting the sale of a Competing Product to a Strategic Customer.

(h) Limited Restriction on Sales in the Restricted Territory For twenty-four (24) months following the Termination Date, for whatever reason, Executive shall not perform Services as part of or in support of the business of selling, soliciting the sale of or providing Competing Products in the Restricted Territory.

(i) Limited Restriction on Design, Development, Production and Testing Activities in the Restricted Territory. For twenty-four (24) months following the Termination Date, for whatever reason, Executive shall not perform Services as part of or in support of the business of designing, testing, developing or producing Competing Products for sale in the Restricted Territory.

(j) Non-solicitation of Key Employees. For twenty-four (24) months following the Termination Date, for whatever reason, Executive shall not, without the prior written consent of Orion, solicit a Key Employee to engage in competition with Orion, unless such Key Employee has already ceased employment with Orion. This shall not bar any Key Employee from applying for or accepting employment with any person or entity.

(k) Disclosure and Assignment to Orion of Inventions and Innovations.

(i) Executive agrees to disclose and assign to Orion as Orion’s exclusive property, all inventions and technical or business innovations, including but not limited to all patentable and copyrightable subject matter (collectively, the “Innovations”) developed, authored or conceived by Executive solely or jointly with others during the period of Executive’s employment, including during Executive’s employment prior to the date of this Agreement, (1) that are along the lines of the business, work or investigations of Orion to which Executive’s employment relates or as to which Executive may receive information due to Executive’s employment with Orion, or (2) that result from or are suggested by any work which Executive may do for Orion or (3) that are otherwise made through the use of Orion time, facilities or materials. To the extent any of the Innovations is copyrightable, each such Innovation shall be considered a “work for hire.”

(ii) Executive agrees to execute all necessary papers and otherwise provide proper assistance (at Orion’s expense), during and subsequent to Executive’s employment, to enable Orion to obtain for itself or its nominees, all right, title, and interest in and to patents, copyrights, trademarks or other legal protection for such Innovations in any and all countries.

(iii) Executive agrees to make and maintain for Orion adequate and current written records of all such Innovations;

(iv) Upon the Termination Date, Executive agrees to deliver to Orion promptly all items which belong to Orion or which by their nature are for the use of Orion employees only, including, without limitation, all written and other materials which are of a secret or confidential nature relating to the business of Orion.

(v) In the event Orion is unable for any reason whatsoever to secure Executive’s signature to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution of any United States or foreign application for letters patent or copyright for any Innovation, Executive hereby irrevocably designates and appoints Orion and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the assignment, prosecution, and issuance of letters patent or registration of copyright thereon with the same legal force and effect as if executed by Executive. Executive hereby waives and quitclaims to Orion any and all claims, of any nature whatsoever, which Executive may now have or may hereafter have for infringement of any patent or copyright resulting from any such application.

(l) Remedies Not Exclusive. In the event that Executive breaches any terms of this Section 7, Executive acknowledges and agrees that said breach may result in the immediate and irreparable harm to the business and goodwill of Orion and that damages, if any, and remedies of law for such breach may be inadequate and indeterminable. Orion, upon Executive’s breach of this Section 7, shall therefore be entitled (in addition to and without limiting any other remedies that Orion may seek under this Agreement or otherwise at law or in equity) to (1) seek from any court of competent jurisdiction equitable relief by way of temporary or permanent injunction and without being required to post a bond, to restrain any violation of this Section 7, and for such further relief as the court may deem just or proper in law or equity, and (2) in the event that Orion shall prevail, its reasonable attorney’s fees and costs and other expenses in enforcing its rights under this Section 7.

(m) Severability of Provisions. If any restriction, limitation, or provision of this Section 7 is deemed to be unreasonable, onerous, or unduly restrictive by a court of competent jurisdiction, it shall not be stricken in its entirety and held totally void and unenforceable, but shall remain effective to the maximum extent possible within the bounds of the law. If any phrase, clause or provision of this Section 7 is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause, or provision shall be deemed severed from this Section 7, but will not affect any other provision of this Section 7, which shall otherwise remain in full force and effect. The provisions of this Section 7 are each declared to be separate and distinct covenants by Executive.

(n) Limits on Confidentiality Requirements.

(i) Nothing in this Agreement is intended to discourage or restrict the Executive from communicating with, or making a report with, any governmental authority regarding a good faith belief of any violations of law or regulations based on information that the Executive acquired through lawful means in the course of the Executive’s employment, including such disclosures protected or required by any whistleblower law or regulation of the Securities and Exchange Commission, the Department of Labor, or any other appropriate governmental authority.

(ii) Nothing in this Agreement is intended to discourage or restrict the Executive from reporting any theft of Trade Secrets pursuant to the Defend Trade Secrets Act of 2016 (the “DTSA”) or other applicable state or federal law. The DTSA prohibits retaliation against an employee because of whistleblower activity in connection with the disclosure of Trade Secrets, so long as any such disclosure is made either (i) in confidence to an attorney or a federal, state, or local government official and solely to report or investigate a suspected violation of the law, or (ii) under seal in a complaint or other document filed in a lawsuit or other proceeding.

(iii) If the Executive believes that any employee or any third party has misappropriated or improperly used or disclosed Trade Secrets or Confidential Information, the Executive should report such activity through the Company’s Whistle Blower Policy (as provided in the Employee Handbook and/or any other then applicable policies and procedures of the Company) or Compliance Hotline. This Agreement is in addition to and not in lieu of any obligations to protect the Company’s Trade Secrets and Confidential Information pursuant to the Employee Handbook and/or any other then applicable policies and procedures of the Company and Code of Business Conduct and Ethics for Directors and Employees. Nothing in this Agreement shall limit, curtail or diminish the Company’s statutory rights under the DTSA, any applicable state law regarding trade secrets or common law.

8. Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing or when deposited in the United States mail, postage prepaid, addressed to Executive at the address on file at the Company and to Orion with attention to the Chief Executive Officer of Orion. Either party may change its address by written notice in accordance with this paragraph.

9. Set Off; Mitigation. Orion’s obligation to pay Executive any amounts and to provide any of the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to Orion provided, that notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to the offset by any other amount unless otherwise permitted by Code Section 409A. However, Executive shall not be required to mitigate the amount of any payment pursuant to this Agreement by seeking other employment or otherwise. For the avoidance of doubt, payments with respect to Executive’s employment with anyone other than Orion shall not reduce the amount of any payment to Executive pursuant to this Agreement.

10. Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. Orion will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Orion to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Orion would be required to perform it if no such succession had taken place. As used in this Agreement, “Orion” shall mean Orion as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

11. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement that cannot be mutually resolved by the Executive and Orion, including any dispute as to the calculation of the Executive’s Accrued Benefits, Base Salary, bonus amount or any Severance Payment hereunder, shall be submitted to arbitration in Milwaukee, Wisconsin, in accordance with the procedures of the American Arbitration Association. The determination of the arbitrator shall be conclusive and binding on Orion and the Executive, and judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding the foregoing, both Executive and Orion may seek to obtain injunctive relief in a Wisconsin court of competent jurisdiction pending arbitration.

12. Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of Wisconsin without resort to Wisconsin’s choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts in the State of Wisconsin and specifically waives any and all objections to such jurisdiction and venue.

13. Section 409A Compliance. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”). Orion shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition to the Executive of additional taxes or interest under Section 409A of the Code. If a payment obligation under this Agreement arises on account of the Executive’s Separation from Service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Board), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such Separation from Service shall accrue without interest and shall be paid within fifteen (15) days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Executive’s estate following his death.

14. Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.

15. Invalid Provisions. Subject to Section 7(e), should any provision of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portion will not be affected, and the remaining portions of this Agreement will remain in full force and effect as if this Agreement had been executed with said provision eliminated.

16. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Orion. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

18. Modification. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by Orion and Executive.

19. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

WHEREAS, this Agreement is effective as of the Effective Date set forth above.

EXECUTIVE

/s/Michael H. Jenkins
Name:Michael H. Jenkins

ORION ENERGY SYSTEMS, INC.

By:	/s/ Michael W. Altschaefl
Michael W. Altschaefl
Board Chair and Chief Executive Officer

EXHIBIT A

Benefits and Perquisites*

*

Note: The listed benefits and perquisites are in addition to those generally made available to all other senior executives of Orion under Orion’s employee benefit plans (other than annual and long-term incentive plans, which are addressed in Section 3 of the Agreement) as in effect from time to time. Executive is entitled to participate in such benefit plans on the same basis as those benefits are generally made available to other senior executives of Orion. Currently, such company-wide benefits include: (i) 401(k) Plan; (ii) group short term disability insurance; and (iii) group health and prescription drug insurance.

Benefit	Amount
1. Term Life Insurance	$1,000,000 (face value)
2. Health/Prescription Drug Reimbursement	Reimbursed by Company Per Current Practice
3. Group Long Term Disability Insurance	Reimbursed by Company Per Current Practice
4. Automobile Allowance	$1,000 per month
5. Tax Preparation Fee	Reimbursed by Company Per Current Practice
6. Annual Executive Physical Reimbursement	Reimbursed by Company